Exhibit 99.1
MORRIS PUBLISHING COMMENCES RESTRUCTURING PLAN; LAUNCHES EXCHANGE OFFER AND SOLICITS VOTES FOR VOLUNTARY PREPACKAGED PLAN OF REORGANIZATION

AUGUSTA, GA —DECEMBER 14, 2009 — Morris Publishing Group, LLC (the “Company”) announced that it has commenced today a restructuring plan by launching an offer to exchange $100 million of new second lien secured notes due in 2014 (the “New Notes”) to be issued by the Company and its co-issuer Morris Publishing Finance Co. for all of the $278,478,000 of outstanding 7% Senior Subordinated Notes due 2013 (the “Existing Notes”), plus accrued and unpaid interest on the Existing Notes. The closing of the exchange offer is conditioned upon, among other things, at least 99% of the aggregate principal amount of Existing Notes being tendered and not withdrawn (the “Minimum Tender Condition”).
The exchange offer is an out-of-court method of restructuring the Company’s indebtedness to address imminent debt repayment obligations. If the exchange offer is unsuccessful, as a result of a failure to satisfy the Minimum Tender Condition or otherwise, the Company would be unable to repay its current indebtedness from cash on hand or other assets. Therefore, the Company is simultaneously soliciting holders of the Existing Notes to approve a prepackaged plan of reorganization as an alternative to the exchange offer. If the restructuring is accomplished through the prepackaged plan of reorganization, 100% of the Existing Notes, plus all accrued and unpaid interest, will be cancelled, and holders will receive their pro rata share of New Notes.
Pursuant to the terms of a restructuring support agreement with the Company, holders of approximately 75%, or $209 million, of the aggregate principal amount of Existing Notes have agreed to tender their Existing Notes in the exchange offer and vote to accept the prepackaged plan of reorganization.
The Exchange Offer
Through the exchange offer, all holders of Existing Notes may surrender their Existing Notes, including their right to accrued and unpaid interest on the Existing Notes, in exchange for their pro rata share of New Notes. The New Notes will bear interest of at least 10%, but could bear interest up to approximately 15%, some of which may be paid-in-kind (PIK) until the Company repays its remaining senior debt.
The exchange offer is set to expire at 11:59 p.m., New York City time, on January 12, 2010. Tendered Existing Notes may be validly withdrawn at any time prior to the expiration time.

The Prepackaged Plan of Reorganization
If the Minimum Tender Condition is not satisfied, and if a sufficient number and amount of holders of Existing Notes vote to accept the prepackaged plan of reorganization, then the Company will pursue an in-court restructuring. If confirmed, the prepackaged plan of reorganization would have principally the same effect as if 100% of the holders of Existing Notes had tendered their notes in the exchange offer. To confirm the prepackaged plan of reorganization, holders of Existing Notes representing at least 2/3 in principal amount and more than 1/2 in number of those who vote must vote to accept the plan.
The Retired Senior Debt
As part of the restructuring, whether accomplished through the out-of-court exchange offer or through the in-court prepackaged plan of reorganization, approximately $110 million of the Company’s $136.5 million of existing senior debt will be repaid or satisfied by the settlement of inter-company debt by a Company affiliate and as an increase in the equity through a contribution to capital by the Company’s parent.
For Additional Information
The information agent for the exchange offer is Ipreo Holdings LLC. Wilmington Trust Company is serving as exchange agent for the exchange offer and Kurtzman Carson Consultants LLC is serving as tabulation agent for the solicitation of the pre-packaged bankruptcy plan.
Holders of Existing Notes with questions regarding the tender and exchange process should contact the information agent at (877) 746-3583 (toll free) or (201) 499-3500. Holders of Existing Notes with questions regarding voting on the pre-packaged bankruptcy plan should contact the tabulation agent at (917) 639-4278.
Lazard Freres & Co. LLC is acting as the financial advisor to the Company for purposes of the restructuring. Hull Barrett, PC and Neal, Gerber & Eisenberg LLP are legal counsel in connection with the restructuring.
Morris Publishing
Morris Publishing Group, LLC is a privately held media company based in Augusta, Georgia. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit Morris Publishing’s Web site, morrisrestructures.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and while we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the Company may need to seek protection under the United States Bankruptcy Code, even if the exchange offer is consummated, and the risk that the Company will be otherwise unsuccessful in its efforts to effectuate a comprehensive restructuring of business. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.
Media Contact:
Sandra Sternberg
310-788-2850 or
Dave Satterfield
408-802-6767
Financial Contact:
Steve K. Stone
Senior Vice President, Chief Financial Officer
Morris Publishing Group
706-828-4376